Exhibit 99.1

NEWS RELEASE

For Release on November 19, 2019

Giga-tronics Names Daniel S. Kirby Vice President of

Business Development

Dublin, CA – November 19, 2019 – Giga-tronics Incorporated (OTCQB: GIGA) (“the Company”), announced today the appointment of Daniel S. Kirby as the Vice President of Business Development. Mr. Kirby, currently the Director of Business Development, joined Giga-tronics from 2013 until 2017. Subsequently he owned and operated a consultant firm and provided technical services and account management for Giga-tronics supporting their on-going government business. He rejoined the company as Director of Business development in May 2018.

In his new leadership role, Mr. Kirby will continue to build upon his successes with NAVAIR and expand those into the other branches of services and Prime Defense contractor locations. Mr. Kirby will be instrumental in building the business development team and continue to play a key role supporting the Chief Technology Officer in new product development activities to gain access to new market segments. Mr. Kirby will also help guide the development of the Company’s long-term strategy to redefine and penetrate the market for the testing and manufacture of Radar and Electronic Warfare equipment and is also tasked with establishing the Company's presence in the radar target simulation area.

Mr. Kirby has served 21 years in the US Air Force in the Electronic Warfare career field, retiring as the Chief of Advanced Systems - Integration and Test for the Big Safari Program Office, Det 4. While in the Air Force, he supported 12 different special mission programs including his primary program, the EC-130H Compass Call. The Compass Call system employs offensive counter-information and electronic attack (or EA) capabilities in support of U.S. and Coalition tactical air, surface, and special operations forces. The EC-130H, EA-6B or EA-18G, and F-16CJ, form the Suppression of Enemy Air Defense (SEAD) triad. Mr. Kirby was part of a Big Safari team that continuously developed and tested new capabilities and tactics to respond to emerging threats and requests from combatant commanders.

After retiring from the Air Force, Mr. Kirby was the Western Regional Manager at Aeroflex providing specialized test solutions for the Military, Aerospace and Commercial market for 8 years. Mr. Kirby then transitioned to the Tektronix Mil-Aero Key Account Management team providing advanced test capabilities for Raytheon, Northrop Grumman, Aerospace Corporation and Lockheed Martin prior to joining Giga-tronics in 2013 as the Director of Business Development.

John Regazzi, CEO of Giga-tronics commented, “We are pleased to announce Dan’s appointment to this new role. He has extensive Electronic Warfare (EW) expertise and capabilities and we look forward to his continuing and expanding contributions. In his previous role as Giga-tronics’ Director of Business Development, Dan served as the driving force behind the development of our Multi-Ship Radar Target and Threat Generation System used by the United States Navy for testing and development of the ALQ-218. As a result of his team’s efforts, multiple systems have been procured and deployed to multiple locations at both military labs and contractor locations.”

Tim Ursprung, the Vice President of Sales and Marketing, has resigned from Giga-tronics to pursue other endeavors.

About Giga-tronics Incorporated

 Giga-tronics is a publicly held company, traded on the OTCQB Capital Market under the symbol "GIGA". The Company produces RADAR filters and Microwave Integrated Components (“MIC”) for use in military defense applications as well as sophisticated RADAR and Electronic Warfare (RADAR/EW) test products primarily used in electronic warfare test & emulation applications.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release, other than statements of historical facts, are forward-looking statements. Generally, forward- looking statements and information can be identified by the use of forward-looking terminology such as “expects” or “anticipates”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “should", “would” or occur. Forward-looking statements include those concerning future product developments, operating results, future orders, and future revenue, future growth and margin, future profitability, expected shipments, and customer acceptance of new products.  Forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and its management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include the Company’s ability to successfully manufacture the ASGA and to design and implement new features;; the receipt or timing of future orders for products or services, cancellations or deferrals of existing or future orders; the Company’s need for additional financing; the Company’s ability to manage costs; the results of pending or threatened litigation; the Company’s ability to successfully implement its business plan; the Company’s ability to pay off or refinance existing debt, the Company’s need to modify its business plan as a result of these or other risks; the volatility in the market price of the Company’s common stock; and general market conditions.  You should not place undue reliance on any forward-looking statements, which are made as of the date of this press release. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements. For further discussion, see the Company’s most recent annual report on Form 10-K for the fiscal year ended March 30, 2019 Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" and those in other public files the Company may make with the SEC.

Contact Information:

Company Contact:	Agency Contact
Lutz Henckels	John Nesbett/Jennifer Belodeau
Executive Vice President & CFO	IMS Investor Relations
Giga-Tronics, Inc.	(203) 972-9200
(925) 328-4650 ext. 4698	jnesbett@institutionalms.com
lhenckels@gigatronics.com